EXHIBIT 99.1

Brandywine West, 1521 Concord Pike, Suite 301 Wilmington, DE 19803

N E W S  R E L E A S E

Contact: Keya Epps Manager, Investor Relations (302) 778-8227

GRAFTECH REPORTS SECOND QUARTER 2005 RESULTS

Wilmington, DE - August 4, 2005 - GrafTech International Ltd. (NYSE: GTI) today reported second quarter 2005 results.

Second Quarter 2005 Summary

o	Net sales were $220 million, versus $213 million in the second quarter of 2004.

o	Average graphite electrode sales revenue per metric ton increased 14 percent, versus the second quarter of 2004, to $2,849.

o	Graphite electrode volume for the quarter was 48.2 thousand metric tons.

o	Electronic thermal management (ETM) net sales increased 50 percent to $4.5 million. GTI now expects ETM sales of about $20 million in 2005, representing an almost 70 percent increase over 2004.

o	Gross profit increased by approximately five percent to $57 million, versus $54 million for the second quarter of 2004, driven primarily by higher average graphite electrode revenue per metric ton and productivity enhancements. GTI’s graphite electrode production costs have been tracking at the lower end of its cost guidance due primarily to productivity improvements.

o	Net income for the quarter was $5 million, or $0.06 per diluted share, versus net income of $18 million, or $0.16 per diluted share, in the second quarter of 2004. Net income in the second quarter of 2004 included a gain of $12 million (before and after tax) from the successful reduction of the EU antitrust fine.

o	Net income before special items was $11 million, or $0.11 per diluted share, versus $13 million or $0.12 per diluted share, in the second quarter of 2004. The decrease in net income was primarily due to an increase of $3 million in interest expense in the second quarter of 2005. (See attached reconciliation.)

o	Free cash flow before antitrust and restructuring payments was breakeven. GTI generated positive cash flow from operations of $5 million, despite using $17 million for working capital, primarily for inventory. (See attached reconciliation.)

o	Received the prestigious 2005 R&D 100 Award for GTI’s new Apollo brand graphite electrode, a technological breakthrough that enables higher steel productivity in the largest and most demanding electric arc furnace (EAF) applications.

o	Obtained first ETM product approvals in the following market segments:

o	Liquid crystal display (LCD) flat panel displays used in televisions and computer monitors;

o	Wireless personal data assistant (PDA) communication devices; and

o	Video gaming devices.

o	Received Federal Mogul's prestigious “Supplier of the Year” award, one of only six companies recognized out of over 7,000 of their suppliers.

        GTI Chief Executive Officer Craig Shular commented, “We continued to grow our revenues this quarter despite the much lower than anticipated operating levels of our steel customers. Graphite electrode shipments were slightly lower than plan as our steel customers continued working through high steel inventories. Despite these lower shipments, gross profit and gross margin percent in our synthetic graphite segment continued to improve, achieving a four-year high, driven by both higher realized prices and better than anticipated productivity improvements.”

        Mr. Shular continued, “During the quarter, we also made significant progress in commercializing new advantaged technologies. We received the prestigious 2005 R&D 100 Award for our new Apollo brand graphite electrode that enables higher steel productivity in the largest and most demanding EAF applications. This is the third consecutive year that GTI has received this prestigious award for commercializing new products with its advantaged technologies.

We also received our first approval in the very important LCD flat panel display segment. We believe the LCD television segment, when coupled with the plasma display panel television segment, is expected to grow from about eight million units, or four percent of total televisions sold in 2004, to 60 million units, or 28 percent of the total television market, by 2008. We are now positioned to participate in the anticipated rapid growth of both of these segments over the next few years. ”

Synthetic Graphite Reporting Segment

(Graphite electrodes, cathodes and advanced synthetic graphite products)

        Net sales for GTI’s synthetic graphite segment increased three percent in the second quarter of 2005 to $193 million as compared to $188 million in the second quarter of 2004. The increase was primarily attributable to higher sales volume in the company’s cathode and advanced graphite material product lines and increased average graphite electrode revenue per metric ton.

        Second quarter 2005 average graphite electrode revenue per metric ton increased approximately 14 percent to $2,849 as compared to $2,507 in the second quarter of 2004. Graphite electrode sales volume was 48.2 thousand metric tons as compared to 55.9 thousand metric tons in the same period in the prior year, primarily due to the company’s price initiatives and the lower operating levels of its steel customers.

        Gross profit for the synthetic graphite segment increased six percent to $51 million as a result of higher graphite electrode prices, and stronger volumes in the advanced graphite materials product line. The improvement was partially offset by increased costs, in line with the company’s guidance. During the quarter, the graphite electrode gross profit represented the single best gross margin performance since 2001, contributing to GTI’s total company gross profit performance.

Other Reporting Segment

(Natural graphite (AET), and carbon refractories and electrodes)

        Net sales for GTI’s other segment increased eight percent to $27 million in the second quarter of 2005, versus $25 million in the second quarter of 2004, representing a four-year high for GTI. This increase was primarily driven by second quarter 2005 ETM sales of $4.5 million, representing a 50 percent or $1.5 million increase over net sales of $3 million in the second quarter of 2004.

        Commenting on the growth of GTI’s ETM product line, Mr. Shular said, “We are pleased with our market penetration to date and continued revenue growth. We expect to achieve sales of approximately $20 million in 2005, representing an almost 70 percent increase over 2004.”

        GTI received eight new approvals during the second quarter of 2005 for the use of its ETM solutions in high growth segments, including its first approvals for the use of its products in LCD flat panel displays used for televisions and computer monitors, wireless PDA communication devices and video gaming devices.

        GTI’s Advanced Energy Technology Inc. subsidiary received the prestigious “Supplier of the Year” Award from Federal-Mogul Corporation in July 2005. GTI was one of only six companies to achieve this annual award from Federal-Mogul's global supplier network, which consists of more than 7,000 companies. The award is based on zero defects, on-time delivery, superior customer support and cost savings recommendations. This designation recognizes GTI as a trusted and dependable partner in supplying Federal-Mogul’s needs, with a commitment to provide the highest levels of quality and service. This award exemplifies GTI’s vision of enabling customer leadership faster and better than its competition.

Corporate

        Selling, general and administrative and research and development expenses were $27 million in the second quarter of 2005, in line with the company’s guidance, as compared to $28 million in the first quarter of 2005, primarily due to lower administrative expenses. In the third quarter of 2005, GTI expects a further reduction in selling, general and administrative expenses of $1 million to $2 million.

        Other Expense, net, was $6 million ($4 million after tax) in the second quarter of 2005, and was primarily due to $5 million associated with currency exchange losses on Euro-denominated inter-company loans. Second quarter 2004 Other Expense, net of $7 million ($5 million after tax) included $3 million of currency exchange losses, primarily associated with Euro-denominated inter-company loans, $2 million for certain environmental work and $2 million of various other costs.

        EBITDA was $33 million ($39 million before $6 million of Other Expense, net), about six percent higher than $31 million ($38 million before $7 million of Other Expense, net) in the second quarter of 2004. Second quarter 2005 EBITDA before Other Expense, net was 39 percent, or $9 million, higher than in the first quarter of 2005 before similar items. (See attached reconciliation.)

        Interest expense was $13 million in the second quarter of 2005, as compared to $10 million in the second quarter of 2004, primarily due to higher effective rates on GTI’s variable interest rate debt. During the second quarter of 2005, GTI exited $285 million notional amount of existing interest rate swaps at a cost of approximately $5 million, thereby converting the effective rate of interest on the underlying debt back to a fixed rate. Since mid-2002, the company has saved over $60 million, including the recent exit costs, in interest expense from these initiatives. Following these transactions there remained $150 million notional amount of interest rate swaps at June 30, 2005. Interest expense for 2005 is now expected to be approximately $51 million to $52 million, or $2 million to $3 million higher than previously anticipated, partially due to higher effective interest rates.

        Provision for income tax expense was $6 million in the second quarter of 2005, including a $2 million non-cash tax charge taken during the quarter related to the impact on the company from Ohio state tax reform laws passed on June 30, 2005. The effective tax rate for the quarter, excluding the $2 million charge, was approximately 37 percent, in line with the company’s guidance. Although the charge represents the reduced value of existing future deductible items, the overall tax reform is designed to create an improved business climate for companies operating in Ohio, and will, among other things, phase out the corporate franchise tax over a five year period, phase out tangible personal property tax over four years, and create a new broad-based, low rate business privilege tax. The company is currently assessing the positive implications of these changes on its future operating activities in Ohio.

        Free cash flow in the second quarter of 2005 before antitrust and restructuring payments (see attached reconciliation) was breakeven. GTI generated positive cash flow from operations of $5 million, despite using $17 million for working capital, primarily for inventory. Free cash flow before antitrust and restructuring also included capital expenditures of $14 million, and a $3 million source of cash from the sale of certain assets in the second quarter of 2005. Other uses of cash included $5 million for the exiting of interest rate swaps. Net debt was $677 million at June 30, 2005. (See attached reconciliation.)

Outlook

        Mr. Shular commented, “The steel industry in most of our major markets experienced a significant slowdown during the second quarter. Several global steel producers announced reductions in operating levels, extended shutdowns, and, in some instances, closure of selected facilities. We believe these lower operating rates for steel producers will carry into the third quarter as our customers bring their steel inventories down to more normal levels toward the end of that quarter. In addition, the third quarter is seasonally slow in Europe as a result of the traditional holiday schedules. Accordingly, for the third quarter, we expect graphite electrode sales volume of 47 thousand metric tons.”

        Mr. Shular continued, “As a result of the lower global steel production and operating levels, we anticipate virtually no graphite electrode spot business for 2005. While we have seen deferrals of some existing orders, we have not experienced cancellations. In fact, our customers have indicated their intent to take full delivery of their committed 2005 requirements. Our pricing remains firm and we now expect average graphite electrode revenue per metric ton to come in at the low end of our 2005 guidance range, excluding the impact of the weakening Euro. At current exchange rates, we expect 2005 average graphite revenue per metric ton to be approximately $2,850.

        As steel inventory levels normalize, we anticipate higher steel production rates in the fourth quarter as compared to the first three quarters of 2005. Accordingly, we expect our graphite electrode sales volume for the full year 2005 to be approximately 200 thousand metric tons, or approximately five percent lower than our initial 2005 guidance. Despite these lower volumes, our continued productivity improvements are expected to drive our graphite electrode production cost increase to the lower end of our 10 to 12 percent guidance range. We have also realized efficiencies in our overhead costs, primarily in administrative expenses, such that total overhead is expected to be $107 million to $108 million, at the lower end or below our previous guidance of $108 million to $112 million.

        Consistent with these initiatives and our outlook for a stronger fourth quarter of 2005 and full year 2006, we expect to continue operating at higher levels, although less so in third quarter due to routine holiday maintenance shutdowns, and increase our inventory levels in the second half of 2005.

        As a result of lower steel operating rates and higher interest expense, partially offset by better production cost performance and overhead reductions, we expect full year 2005 earnings per share in the range of $0.43 to $0.48. We also expect our free cash flow before antitrust and restructuring payments for 2005 to be a use of $10 million versus previous guidance of a source of $25 million, primarily due to planned higher inventory levels.”

    Mr. Shular continued, “Looking forward to 2006, we continue to work toward obtaining firm pricing for the majority of our 2006 raw material requirements before the end of the third quarter of 2005, similar to our success in obtaining firm pricing for the majority of our 2005 raw material requirements in the second half of 2004. We have secured the majority of our 2006 premium needle coke requirements at a fixed price. Although needle coke price increases will be higher in 2006 as compared to increases experienced in 2005, our goal is to contain our overall graphite electrode production cost increases for 2006 to levels comparable with the 10 to 12 percent increase expected for the full year 2005 through identified productivity and cost reduction initiatives.”

        Effective June 27, 2005, GTI increased prices for standard size melter graphite electrodes used in large EAF melting furnaces to $4,100 per metric ton in the Americas, CIS, Middle East, Africa, and Asia. In Europe, the price for standard size melter graphite electrodes is 3,100 Euro per metric ton. These prices pertain to melter graphite electrodes, which represent about 70 percent of total graphite electrode industry demand. Prices in the non-melter graphite electrode segment, which represent about 30 percent of graphite electrode industry demand, continue to vary significantly due to the variety of end markets and performance requirements across those end markets and, to a lesser extent, higher availability of lower grade products.

        Mr.  Shular concluded, “We look forward to the 2006 sales order book building process that we expect to begin in the latter part of the third quarter. We are entering the 2006 sales order book building process in our best position in years. Prices for melter graphite electrodes are the highest in over 15 years; we have secured supply and firm pricing on our most critical raw material, premium petroleum coke; our plant operations are running superbly, enabling our best and most consistent product quality ever; and finally, we have identified productivity initiatives to help mitigate rising 2006 production costs. In addition, we continue to see strong ETM sales growth and currently expect 2006 sales of at least $30 million, as our ETM products and solutions continue outperforming competing materials and we successfully penetrate new, high growth markets such as flat screen televisions, laptop computers and cell phones.”

RECAP COMPANY GUIDANCE Dollars in millions, except per ton data and percentages	2005E	Q305E

Total net sales increase vs. 2004	+5%
ETM net sales guidance	$20
GE average revenue per metric ton	$2,850	$2,850
GE sales volume in metric tons	200,000	47,000
GE cost increase vs. 2004	+10-12%	+10-12%
Non GE business gross profit growth	+$2

Interest expense	$51-$52	$13-$14
Tax rate	36-38%
Total SG&A and R&D	$107-$108	$26-$27
Capital expenditures	$45

Working capital use of cash	$55-$60
Restructuring payments	$6	$1
Antitrust payments	$17	$4
Refinancing costs	$4
Diluted shares	112.6	112.6

        In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EDT. The dial-in number is 800-218-4007 for domestic and 303-262-2050 for international. The conference call will be recorded and a replay will be available for 72 hours following the call by dialing 800-405-2236 for domestic and 303-590-3000 for international, pass code 11034223#. If you are unable to listen to the call or replay, the call will be archived and available for replay within two days of the original broadcast on our website at www.graftech.com under the Investor Relations section.

        GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We are the leading manufacturer in all of our major product lines, with 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: economic conditions; production and sales of products that incorporate or are produced using our products; prices and sales of and demand for our products; strategic plans and business projects; asset sales; deleveraging activities; operational and financial performance; costs; working capital; revenues; debt levels; cash flows; cost savings and reductions; margins; earnings and growth. We have no duty to update these statements. Actual future events, circumstances, performance and trends could differ materially from those set forth in these statements due to various factors, including: changes in economic conditions or product end market conditions; non-occurrence of anticipated EAF steel production capacity additions; graphite electrode manufacturing capacity increases; failure of increased EAF steel production or stable graphite electrode production to result in stable or increased graphite electrode demand, prices or sales volumes; economic or technological developments adversely affecting growth of graphite cathodes in aluminum smelting; non-occurrence of anticipated aluminum smelting capacity additions; increased cathode production by competitors; failure of increased aluminum production or stable cathode production to result in stable or increased cathode demand, prices or sales volume; differences between actual graphite electrode prices and spot or announced prices; consolidation of steel and aluminum producers; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to meet contractual milestones or to expand manufacturing capacity to meet growth in demand, if any; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in antitrust investigations or lawsuits; non-realization of price increases or adjustments; non-realization of anticipated benefits from organizational changes; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; changes in market prices of our securities that affect deleveraging plans; changes in interest or currency exchange rates, competitive conditions or inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; failure of a service provider to whom we outsource our business processes to provide those services; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. References to spot prices are based on assumptions and subject to limitations detailed in our SEC filings. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except share data)
(Unaudited)

ASSETS	At December 31,	At June 30,
	2004	2005
Current Assets:
Cash and cash equivalents	$24	$10
Accounts and notes receivable, net of allowance for doubtful accounts of
$4 million at December 31, 2004 and June 30, 2005	206	170
Inventories	225	245
Prepaid expenses and other current assets	25	25

Total current assets	480	450

Property, plant and equipment	1,131	1,091
Less: accumulated depreciation	753	728

Net property, plant and equipment	378	363
Deferred income taxes	153	139
Goodwill	23	20
Other assets	34	34

Total assets	$1,068	$1,006

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$86	$86
Short-term debt	1	3
Accrued income and other taxes	38	10
Other accrued liabilities	99	87

Total current liabilities	224	186

Long-term debt:
Principal value	655	684
Fair value adjustment for hedge instruments	15	14
Unamortized bond premium	2	2

Total long-term debt	672	700

Other long-term obligations	149	113
Deferred income taxes	46	41
Commitments & contingencies	--	--
Minority stockholders' equity in consolidated entities	30	30

Stockholders' Deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued
Common stock, par value $.01, 150,000,000 shares authorized, 100,520,240 & 100,673,942 shares issued at December 31, 2004 and June 30, 2005, respectively	1	1
Additional paid-in capital	941	942
Accumulated other comprehensive loss	(276)	(295)
Accumulated deficit	(627)	(620)
Less: cost of common stock held in treasury, 2,451,035 shares at December 31, 2004 and 2,455,466 shares at June 30, 2005	(86)	(86)
Less: cost of common stock held in employee benefit and compensation trusts, 522,732 shares at December 31, 2004 and 518,301 shares at June 30, 2005	(6)	(6)

Total stockholders' deficit	(53)	(64)

Total liabilities and stockholders' deficit	$1,068	$1,006

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except share and per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2004	2005	2004	2005
Net Sales	$213	$220	$410	$431
Cost of Sales	159	163	311	325

Gross Profit	54	57	99	106

Research and development	2	2	4	4
Selling, administrative and other expenses	22	25	43	51
Restructuring Charges	3	--	4	--
Antitrust investigations and related lawsuits and claims	(12)	--	(11)	--
Other expense, net	7	6	20	12
Interest expense	10	13	17	25
Interest income	--	--	(1)	--

	32	46	76	92

Income before provision for income taxes and
minority stockholders' share of income	22	11	23	14
Provision for income taxes	4	6	5	7
Minority stockholders' share of income	--	--	--	--

Net income (loss)	$18	$5	$18	$7

Basic earnings per common share:

Net income per share	$0.18	$0.06	$0.18	$0.07

Weighted average common shares outstanding (in thousands)	97,375	97,644	95,621	97,605

* Diluted earnings per common share:

Net Income per share	0.16	0.06	0.17	0.07

Weighted average common shares outstanding (in thousands)	112,416	97,849	109,408	97,946

* Diluted earnings per share includes the effect of the company's contingently convertible 1.625 percent Debentures on an "as converted basis" for all periods presented in accordance with Emerging Issue Task Issue 04-8, "The Effect of Contingent Convertible Debt on Diluted Earnings Per Share," which was effective for reporting periods ending after December 15, 2004. However, the shares underlying the 1.625 percent Debenture were excluded from the if-converted method for the three months and six months ended June 30, 2005 as the effect would be anti-dilutive.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2004	2005		2004	2005
Cash flow from operating activities:
Net income (loss)	$18		$5	$18	$7
Adjustments to reconcile net income (loss) to cash used in
operations:
Depreciation and amortization	8		9	17	18
Deferred income taxes	2		11	14	13
Antitrust investigations and related lawsuits and claims	--		--	1	--
Restructuring charge	3		--	4	--
Loss on exchange of common stock for Senior Notes	--		--	5	--
Interest expense	--		1	(3)	1
Post retirement plan changes	(3)		(4)	(5)	(8)
Fair value adjustments on interest rate caps	--		1	2	1
Fair value adjustments on Debenture redemption make-whole option	(2)		(1)	(1)	(4)
Other charges, net	5		1	8	11
Increase in working capital*	(29)		(17)	(195)	(43)
Long-term assets and liabilities	(1)		(1)	(17)	(4)

Net cash used in operating activities	1		5	(152)	(8)

Cash flow from investing activities:
Capital expenditures	(11)		(14)	(21)	(25)
Sale (purchase) of derivative investments	(1)		2	(1)	2
Proceeds from sale of assets	(1)		1	--	1

Net cash used in investing activities	(13)		(11)	(22)	(22)

Cash flow from financing activities:
Short-term debt borrowings (payments), net	(2)		4	(1)	3
Revolving facility payments	--		(13)	--	(20)
Revolving facility borrowings	--		17	--	48
Long-term debt borrowings	--		(1)	225	--
Long-term debt payments	--		--	(29)	--
Termination of interest rate swaps, net	--		(5)	--	(8)
Proceeds from exercise of stock options	2		--	7	--
Financing costs	--		(1)	(7)	(5)
Premium on Bond Repurchase	1		--	--	--

Net cash provided by financing activities	1		1	195	18

Net increase (decrease) in cash and cash equivalents	(11)		(5)	21	(12)
Effect of exchange rate changes on cash and cash equivalents	1		(1)	1	(2)
Cash and cash equivalents at beginning of period	66		16	34	24

Cash and cash equivalents at end of period	$56		$10	$56	$10

Supplemental disclosures of cash flow information:
Net cash paid during the periods for:
Interest	$-	$		$18	$21

Income taxes	$10		$11	$11	$16

Non-cash operating, investing and financing activities:
Exchanges of common stock for Senior Notes which decrease long-term debt	$-		$-	$35	$-

Common stock issued to savings and pension plan trusts	$8		$1	$9	$1

*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$(20)		$2	$(15)	$28
Reduction in factoring of accounts receivable	(4)		--	(45)	--
Inventories	6		(12)	(6)	(34)
Prepaid expenses and other current assets	(1)		(2)	--	(2)
Payment for antitrust investigations and related lawsuits and claims	(6)		(5)	(77)	(8)
Restructuring payments	(1)		(1)	(14)	(4)
Decrease in accounts payable and accruals	(3)		1	(38)	(23)

(Increase) in working capital	$(29)		$(17)	$(195)	$(43)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in millions)
(Unaudited)

	Three Months Ended
	June 30, 2004	March 31, 2005	June 30, 2005
NET SALES:
Synthetic Graphite	$188	$185	$193
Other	25	26	27

Total	$213	$211	$220

GROSS PROFIT:
Synthetic Graphite	$48	$44	$51
Other	6	5	6

Total	$54	$49	$57
GROSS PROFIT MARGIN:
Synthetic Graphite	25.7%	23.7%	26.5%
Other	25.2%	18.6%	22.6%

Total	25.6%	23.0%	26.0%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions, except per share data)
(Unaudited)

Net Income (Loss) and Earnings Per Share Reconciliation

	2Q04	2Q05

Net income (loss) [$0.16 and $0.06 per diluted share, respectively]	$18	$5

Add back special items, net of tax:
Restructuring and impairment	2	--
Antitrust reserve adjustments	(12)	--
Other (income) expense, net	5	4

Income (loss) excluding special items	13	9
Add back: Special tax charge	--	2

Income (loss) excluding special items and tax charge [$0.12 and $0.11 per diluted share, respectively]	$13	$11

Income (loss) per diluted share excluding special items and tax charge above includes 13.6 million shares underlying GTI’s contingently convertible Debentures and excludes approximately $1 million before and after tax of contingently convertible Debenture interest expense, as the effect would have been dilutive.

Net Income (Loss) and Earnings Per Share Reconciliation

	2004	2005E Range

Net income (loss) [$0.17 and $0.34 to $0.40 per diluted share, respectively]	$17	$35	— $	41

Add back special items, net of tax:
Restructuring and impairment	(1)	--		--
Antitrust reserve adjustments	(11)	--		--
Interest benefit, net, from accelerated amortization of gains on interest rate swaps, net of tax	(3)			--
Other (income) expense, net	14	8		8

Income (loss) excluding special items	16	43		49
Add back: Special tax charge	28	2		2

Income (loss) excluding special items and tax charge [$0.43 and $0.43 to $0.48 per diluted share, respectively]	$44	$45	— $	51

Income (loss) per diluted share excluding special items and tax charge above includes 13.6 million shares underlying GTI’s contingently convertible Debentures and excludes approximately $5 million ($4 million after tax) of contingently convertible Debenture interest expense, as the effect would have been dilutive.

        NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

        NOTE ON RECONCILIATION OF EARNINGS, EBITDA, CASH FROM OPERATIONS, FREE CASH FLOW AND NET DEBT GUIDANCE DATA: Earnings, EBITDA, cash from operations, free cash flow and net debt guidance is provided on a GAAP basis assuming that interest rates for the remainder of 2005 are based on current market expectations of future LIBOR rates, assuming no change in currency exchange rates and excluding other (income) expense, net. GTI does not forecast changes in currency exchange rates. Changes in these rates can affect such items as net sales and cost of sales (in each case as translated into dollars) and other (income) expense, net, due to re-measurement of currency gains and losses on intercompany loans or mark-to-market adjustments on interest rate swaps and caps. To the extent that an item, that would be excluded, has been recorded in a prior period and that prior period is included in a forecast period, the recorded item is reflected for the entire forecast period at the same amount at which it was recorded in the prior period. In addition, such guidance is subject to the risks and uncertainties described under the Note on Forward-Looking Statements.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

EBITDA Reconciliation

	2Q04	1Q05	2Q05

Net income (loss)	$18	$2	$5

Add back:
Provision for income taxes	4	1	6
Interest expense	10	12	13
Interest income	--	--	--
Antitrust investigations and related lawsuits and claims	(12)	--	--
Restructuring and impairment losses on long lived and other assets	3	--	--
Depreciation and amortization	8	9	9

EBITDA	$31	$24	$33
Add back: Other (Income) Expense, net	7	6	6

EBITDA before Other (Income) Expense, net	$38	$30	$39

EBITDA before Other (Income) Expense, net, as a percent of net sales	17.8%	14.2%	17.7%

MEMO : Cash portion of restructuring and impairment losses	$3	$-	$-

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

Reconciliation of Cash Flow From Operations to Free Cash Flow

	2004	2005E	1Q05	2Q05

Cash flow provided by operating activities*	($86)	$9	($13)	$5

Less:
Capital expenditures	(59)	(45)	(11)	(14)
Cash flow provided by other investing activities	3	3	--	3

Free Cash Flow	(142)	(33)	(24)	(6)

Add back:

Antitrust investigation and related lawsuits and claims, net	71	17	3	5
Restructuring payments	17	6	3	1

Free Cash Flow before antitrust and restructuring	($ 54)	($ 10)	($ 18)	$ --

*Excludes the impact of a $45 million use of cash from discontinued accounts receivable factoring.

NOTE ON EBITDA, CASH FROM OPERATIONS AND FREE CASH FLOW RECONCILIATIONS: EBITDA, cash from operations and free cash flow are non-GAAP financial measures that GTI currently calculates according to the schedules above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that such non-GAAP financial measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt and the productivity and cash generation potential of its ongoing businesses. Management uses such non-GAAP financial measures as well as other financial measures in connection with its decision-making activities. Such non-GAAP financial measures should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI’s method for calculating such non-GAAP financial measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured revolving credit facility or its senior notes.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

Net Debt Reconciliation

	Dec 04	Mar 05	Jun 05
Long-term debt	$672	$686	$700
Short-term debt	1	0	3

Total debt	$673	$686	$703
Less:
Fair value adjustments for hedge instruments	15	4	14
Unamortized bond premium	2	2	2
Cash and cash equivalents	24	16	10

Net debt	$632	$664	$677

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5 percent of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. Interest rate swaps (current hedge instruments) that have been marked-to-market currently represent a liability of $1 million with an offsetting non-cash adjustment recorded as a component of long-term debt on the Consolidated Balance Sheet. Realized gains on interest rates swaps (terminated hedge instruments) currently represent an increase to long-term debt on the Consolidated Balance Sheet of $15 million and will be amortized into the Consolidated Statement of Operations as a reduction to interest expense over the remaining life of the senior notes. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness. Management believes net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long-term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GTI does not forecast the fair value adjustment for hedging instruments.